Exhibit 99.1

14 Lafayette Square, Suite 1405 • Buffalo, New York 14203

FOR IMMEDIATE RELEASE

Rand Capital Corporation Declares $4.20 per Share Stock and Cash Dividend for Fourth Quarter 2024

BUFFALO, NY, December 5, 2024 – Rand Capital Corporation (Nasdaq: RAND) (“Rand” or the “Company”), a business development company providing alternative financing for lower middle market companies, announced today that its Board of Directors declared a quarterly dividend of $4.20 per share, or approximately $10.8 million in the aggregate, to be paid in a combination of cash and shares of the Company’s common stock to shareholders of record as of December 16, 2024 (the “Record Date”).

Daniel P. Penberthy, President and CEO, commented, “In 2024, we successfully executed strategic portfolio exits and achieved what we believe are meaningful gains, even while navigating a challenging economic environment. In the third quarter, we realized a $7.7 million gain from the sale of SciAps, marking a significant step in winding down our legacy investments. Additionally, earlier in the year, we divested our BDC and ACV Auctions holdings, contributing to total net realized gains of $11.1 million for the nine months ended September 30, 2024. These achievements not only reflect our ability to unlock value from the portfolio but also supported an increase in shareholder dividends. Looking ahead, this activity aligns with our ongoing strategy to transition to a targeted, debt-focused portfolio primarily comprised of mezzanine debt investments. We believe this strategy will provide strong, consistent income and continue to enhance shareholder returns over the long term.”

The total amount of cash to be distributed to all shareholders for the dividend will be limited to 20% of the aggregate amount of the total dividend to be paid (the “Cash Limitation”), or approximately $2.2 million, excluding any cash paid for fractional shares. The remaining portion of the dividend will be paid in shares of Rand’s common stock. The exact distribution of cash and stock to any given shareholder will be dependent upon his/her election as well as elections of other shareholders, subject to the Cash Limitation. The dividend will be distributed on or about January 24, 2025.

The amount, details and U.S. federal tax consequences of the dividend will be described in the election form and accompanying materials that will be mailed to shareholders in connection with the dividend promptly following the Record Date. Election forms must be returned on or before 5:00 p.m. Eastern Time on January 7, 2025 (the “Election Deadline”) to be effective. Shareholders who do not return a timely and properly completed election form before the Election Deadline will be deemed to have made an election to receive the dividend all in cash, subject to the Cash Limitation.

Shareholders who hold their shares through a bank, broker or nominee, or in “street name,” will not receive an election form directly from Rand and should receive information regarding the election process from their bank, broker or nominee. Street name holders should contact their bank, broker or nominee for additional information.

The total number of shares of common stock to be distributed to shareholders receiving all or a portion of the dividend in shares of Rand’s common stock will be determined based upon the volume-weighted average price of the common stock on the Nasdaq Capital Market on December 11, 12 and 13, 2024.

Rand Capital Corporation Declares $4.20 per Share Stock and Cash Dividend for Fourth Quarter 2024

December 5, 2024

Additional Information Regarding Dividend Distributions

The amount and timing of dividend distributions, including future dividend distributions, are subject to the discretion of Rand’s Board of Directors. When declaring distributions, Rand’s Board of Directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year.

The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

ABOUT RAND CAPITAL CORPORATION

Rand Capital Corporation (Nasdaq: RAND) is an externally managed business development company (BDC). The Company’s investment objective is to maximize total return to its shareholders with current income and capital appreciation by focusing its debt and related equity investments in privately-held, lower middle market companies with committed and experienced managements in a broad variety of industries. Rand primarily invests in businesses that have sustainable, differentiated and market-proven products, revenue of more than $10 million and EBITDA in excess of $1.5 million. The Company’s investment activities are managed by its external investment adviser, Rand Capital Management, LLC. Additional information can be found at the Company’s website where it regularly posts information: randcapital.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than historical facts, including but not limited to statements regarding the strategy of the Company and its outlook; statements regarding maintaining or increasing the Company’s dividend; and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) evolving legal, regulatory and tax regimes; (2) changes in general economic and/or industry specific conditions; and (3) other risk factors as detailed from time to time in Rand’s reports filed with the U.S. Securities and Exchange Commission (“SEC”), including Rand’s annual report on Form 10-K for the year ended December 31, 2023, quarterly reports on Form 10-Q, and other documents filed with the SEC. Consequently, such forward-looking statements should be regarded as Rand’s current plans, estimates and beliefs. Except as required by applicable law, Rand assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Company:	Investors:

Daniel P. Penberthy	Deborah K. Pawlowski / Craig P. Mychajluk
President and CEO	Alliance Advisors IR
716-853-0802	716-843-3908 / 716-843-3832
dpenberthy@randcapital.com	dpawlowski@allianceadvisors.com / cmychajluk@allianceadvisors.com